Exhibit 10(d)

AMENDMENT NO. 3

to the

CLEVELAND-CLIFFS INC

SUPPLEMENTAL RETIREMENT BENEFIT PLAN

(as Amended and Restated Effective January 1, 2001)

WHEREAS, Cleveland-Cliffs Inc (Cleveland-Cliffs”) has established the Cleveland-Cliffs Inc Supplemental Retirement Benefit Plan (the “Plan”); and

WHEREAS, Cleveland-Cliffs has reserved in Subparagraph A of Paragraph 7 of the Plan the right to amend the Plan.

NOW, THEREFORE, Cleveland-Cliffs hereby amends the Plan as follows:

1.	Paragraph 2 of the Plan is amended to read:

2.	Determination of the Supplemental Pension Plan Benefit.

A. Each Participant or Beneficiary of a deceased Participant whose benefits under the Pension Plan payable or accrued on or after January 1, 1995 are reduced (a) due to the Code Limitations, or (b) due to deferrals of compensation by such Participant under the Cleveland-Cliffs Inc Voluntary Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”), and each Participant who has entered into a Supplemental Agreement with his Employer (and, where applicable a Beneficiary of a deceased Participant), shall be entitled to a Supplemental Pension Plan Benefit, which shall be determined as hereinafter provided. The Supplemental Pension Plan Benefit at December 31, 2000 shall be a monthly retirement benefit equal to the difference between (i) the amount of the monthly benefit payable or accrued to the Participant or his Beneficiary under the Pension Plan, determined under the Pension Plan as in effect on December 31, 2000, but calculated without regard to any reduction in the Participant’s compensation pursuant to the Deferred Compensation Plan, and as if the Pension Plan did not contain a provision (including any phase-in or extended wear away provision) implementing the Code Limitations, and after giving effect to the provisions of any Supplemental Agreement, and (ii) the amount of the monthly benefit in fact payable or accrued to the Participant or his Beneficiary under the Pension Plan.

B. On the last day of each calendar year commencing on December 31, 2001, the “Remaining Supplemental Pension Plan Benefit” shall be an incremental monthly retirement benefit equal to the difference between (x) the amount of the monthly benefit accrued to the Participant or his Beneficiary under the Pension Plan, determined under the Pension Plan as in effect on the last day of such calendar year, but calculated without regard to any reduction in the

Participant’s compensation pursuant to the Deferred Compensation Plan, and as if the Pension Plan did not contain a provision (including any phase-in or extended wear away provision) implementing the Code Limitations, and after giving effect to the provisions of any Supplemental Agreement, and (y) the sum of (a) the amount of the monthly benefit in fact accrued to the Participant or his Beneficiary under the Pension Plan through the end of such calendar year, and (b) the sum of the Supplemental Pension Plan Benefits previously paid to the Participant pursuant to paragraph 3.

C. For any Participant whose benefits become payable under the Pension Plan on or after January 1, 1995, the Supplemental Pension Plan Benefit includes any “Retirement Plan Augmentation Benefit” which the Participant shall have accrued under the Deferred Compensation Plan prior to the amendment of such Plan as of January 1, 1991 to delete such Benefit. The acceptance by the Participant or his Beneficiary of any Supplemental Pension Plan Benefit pursuant to paragraph 3 shall constitute payment of the Retirement Plan Augmentation Benefit included therein for purposes of the Deferred Compensation Plan prior to such amendment.

2.	Paragraph 3 of the Plan is amended to read:

3.	Payment of the Remaining Supplemental Pension Plan Benefit.

A. A Participant’s (or his Beneficiary’s) Remaining Supplemental Pension Plan Benefit (calculated as provided in paragraph 2.B.) shall be converted, Six (6) months after retirement or termination of employment into a lump sum of equivalent actuarial value. The equivalent actuarial value shall be determined by the actuary selected by Cleveland-Cliffs based on the “Applicable Mortality Table” used from time to time under Section 417(e) of the Code and other factors then in effect for purposes of the Pension Plan,

B. A Participant’s Remaining Supplemental Pension Plan Benefit shall be distributed to the Participant no earlier than six months after retirement or termination of employment in the form of a lump sum payment. Plan Participants as of December 1, 2006 may elect prior to December 31, 2006 to receive payment of Plan benefits in ten (10) annual installments commencing six (6) months after retirement or termination of employment by completing a Benefit Payment Election Form. Persons who become a Participant of the Plan on or after December 1, 2006 have the right to elect payment of his or her Remaining Supplemental Pension Plan Benefit in ten (10) annual installments commencing six (6) months after retirement or termination of employment by completing a Benefit Payment Election Form within thirty (30) days from the day in which the person became eligible to participate in the Plan. The ten (10) annual installments shall be actuarially equivalent to the lump sum payment using the same actuarial assumptions as used in subparagraph A of this paragraph and shall be considered to be a single form of payment.

C. Notwithstanding subparagraph B of this paragraph, a Participant may elect to change a previous election to receive Remaining Supplemental Pension Plan Benefit payments in either a lump sum or installment payment form provided that such new election is made no later than one (1) year prior to his retirement or termination of employment. Additionally, Remaining Supplemental Pension Plan Benefit payments must be deferred for at least five (5) years if a new election is made by a Participant.

D. A Beneficiary of a Participant shall receive the Remaining Supplemental Pension Plan Benefit provided in paragraph 2 if the Participant dies prior to his or her termination of employment. If the Participant dies after his or her termination of employment, the Beneficiary shall receive the Remaining Supplemental Pension Plan Benefit, or the remainder of the Remaining Supplemental Pension Plan Benefit, the Participant would have received had he or she not died.

3. Effective Date. This Amendment No. 1 shall apply to and be effective only for Participants who are active employees of the Employers on or after December 1, 2006, and shall be effective for such Participants for all benefit determinations under Paragraph 2 and payments under Paragraph 3 of the Plan on or after December 1, 2006.

IN WITNESS WHEREOF, Cleveland-Cliffs Inc, pursuant to the order of its Board of Directors, has executed this Amendment No. 3 to the Amended and Restated Supplemental Retirement Benefit Plan (as Amended and Restated Effective January 1, 2001) at Cleveland, Ohio, as of the 29th day of December, 2006.

CLEVELAND-CLIFFS INC

By:	/s/ R. L. Kummer
Sr. Vice President - Human Resources

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